UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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HCA Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2012

Dear Stockholder:

On Thursday, April 26, 2012, HCA Holdings, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., local time, and is being held for the following purposes:

1.	To elect thirteen nominees for director of the Company, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors, with each director to serve until the 2013 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To conduct an advisory (non-binding) vote to approve the frequency of the say-on-pay votes; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on March 1, 2012 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at our corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203, during ordinary business hours, for 10 days prior to the annual meeting.

References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Holdings, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II

Vice President – Legal and Corporate Secretary

Nashville, Tennessee

March 16, 2012

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

Proxy Statement for Annual Meeting of Stockholders

to be held on April 26, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 26, 2012

The Company’s Proxy Statement and 2011 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2011 Annual Report to Stockholders at https://materials.proxyvote.com/40412C.

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

QUESTIONS AND ANSWERS

1.	Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

	A:	This proxy statement was first mailed or made available to stockholders on or about March 16, 2012. Our 2011 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

	A:	Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the notice will have the ability to access the proxy materials and annual report on a website referenced in the notice or to request a printed set of proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the notice and in this proxy statement. In addition, the notice contains instructions on how you may request to access proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

	A:	At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement: the election of directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); and an advisory vote on the frequency of future say-on-pay votes. In addition, following the formal business of the meeting, our management will be available to respond to questions from our stockholders.

4.	Q:	WHO MAY ATTEND THE ANNUAL MEETING?

	A:	Stockholders of record as of the close of business on March 1, 2012, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 1:00 p.m., local time and the annual meeting will commence at 2:00 p.m., local time.

5.	Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

	A:	Only stockholders of record as of the close of business on March 1, 2012 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 438,204,071 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q:	WHO IS SOLICITING MY VOTE?

	A:	The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2012 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

7.	Q:	ON WHAT MAY I VOTE?

	A:	You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; the advisory say-on-pay resolution to approve our executive compensation; and the advisory vote on the frequency of future say-on-pay votes.

8.	Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board unanimously recommends that you vote as follows:

• FOR each of the director nominees;

• FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

• FOR the advisory say-on-pay resolution to approve our executive compensation; and

• ONE YEAR for the advisory vote on the frequency of future say-on-pay votes.

9.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

	A:	It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

10.	Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received a notice of Internet availability of the proxy materials instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the notice. You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 11 below.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

	A:	If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

	A:	Each of the director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as directors.

13.	Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:

Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors, or the compensation committee. Although non-binding, the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Frequency of Say-On-Pay Votes: The frequency of the advisory vote on the frequency of say-on-pay votes receiving the greatest number of votes of shares present in person or represented by proxy at the annual meeting and entitled to vote — every one year, every two years, or every three years — will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Company, the Board of Directors, or the compensation committee. Although non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.

14.	Q:	WHAT CONSTITUTES A “QUORUM”?

	A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

15.	Q:	WHAT IF I ABSTAIN FROM VOTING?

	A:	If you attend the meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2 or 3, your abstention will have the same legal effect as a vote against these proposals. If you abstain from voting on Proposal 4, your abstention will not be counted as expressing any preference with regards to Proposal 4.

16.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

	A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Wells Fargo Shareowner Services at 161 North Concord Exchange, South Saint Paul, Minnesota 55075 or by telephone at (800) 401-1957 (domestic). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, and 4 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

17.	Q:	WHAT IS A “BROKER NON-VOTE”?

	A:	Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

18.	Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

	A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

19.	Q:	WHO WILL COUNT THE VOTES?

	A:	Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

20.	Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

	A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will provide a live webcast of the annual meeting accessible at https://event.webcasts.com/starthere.jsp?ei=1004423. The webcast will be one-way audio only, and webcast attendees will not be able to participate or vote at the meeting via the webcast.

21.	Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

	A:	We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are available when filed. Please refer to Question 24 below.

22.	Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

	A:	Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 16, 2012, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
23.	Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

	A:	Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than ninety (90) nor more than one hundred twenty (120) days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance section of our website, www.hcahealthcare.com.

24.	Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

	A:	We will provide copies of this proxy statement and our 2011 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2011, without charge to any stockholder who makes a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

25.	Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

	A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling the Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

BACKGROUND

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each a “Sponsor”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”).

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). HCA Holdings, Inc. became the new parent company, and HCA Inc. is a wholly-owned direct subsidiary of HCA Holdings, Inc. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of our common stock. Immediately following the Corporate Reorganization, our amended and restated certificate of incorporation, amended and restated bylaws, executive officers and Board of Directors were the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remained the same with respect to us as the new holding company.

During February 2011, our Board of Directors approved an increase in the number of our authorized shares to 1,800,000,000 shares of common stock and a 4.505-to-one split of our issued and outstanding common shares. All common share and per common share amounts in the consolidated financial statements and notes to consolidated financial statements located in our annual report on Form 10-K for the year ended December 31, 2011 reflect the 4.505-to-one split. During March 2011, we completed the initial public offering of 87,719,300 shares of our common stock (the “IPO”). Certain of our stockholders also sold 57,410,700 shares of our common stock in our IPO. Our common stock is now traded on the New York Stock Exchange (“NYSE”) (symbol “HCA”). During September 2011, the Company repurchased 80,771,143 shares of its common stock beneficially owned by affiliates of Bank of America Corporation.

CORPORATE GOVERNANCE

Director Independence.  Hercules Holding II, LLC (“Hercules Holding”) controls a majority of our common stock. As a result, we are a “controlled company” within the meaning of NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including (1) the requirement that we have a majority of the Board of Directors that consist of independent directors and (2) the requirement that we have a compensation committee and a nominating/corporate governance committee that are composed entirely of independent directors. We are, however, subject to the NYSE and SEC rules that require full independence of our Audit and Compliance Committee. As a result, our Audit and Compliance Committee is entirely comprised of independent directors, but we do not have a majority of independent directors on our Board, and our Compensation Committee and Nominating and Corporate Governance Committee do not consist entirely of independent directors.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our web site located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or Audit and Compliance Committee purposes. The Board then analyzes any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards). Any director who has a material relationship is not considered to be independent.

Our Board of Directors has affirmatively determined that Messrs. Light, Meyers and Riley are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Light, Meyers and Riley, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). In determining that Dr. Riley is independent, the Board considered Dr. Riley’s status as president and chief executive officer of Meharry Medical College, a non-profit academic health center. In particular, the Board reviewed the historical charitable contributions from the Company and The HCA Foundation to Meharry Medical College and determined that any such contributions during his tenure as president and chief executive officer of Meharry Medical College in the aggregate were not material and had no bearing on Dr. Riley’s independence and that he qualifies as independent. Any other relationship between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed by our Board.

Our Board of Directors consists of thirteen directors. We have entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding and the Investors which, among other things, provides for certain rights of the Sponsors (with the exception of the BAML Investors who were released and removed as parties to the Stockholders’ Agreement and ceased to be entitled to any rights, or to be subject to any obligations thereunder pursuant to the Amendment to the Stockholders’ Agreement entered into in connection with the Company’s repurchase of shares beneficially owned by the BAML Investors in September 2011) and the Frist Entities to nominate members of our Board of Directors. See “Certain Relationships and Related Person Transactions.” In addition, Mr. Bracken’s and Mr. Johnson’s employment agreements provide that they will continue to serve as a member of our Board of Directors so long as they remain an officer of HCA.

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors will meet in separate executive session. Jay O. Light has been chosen as the non-management and independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Stockholder Nominees.  Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors. Our bylaws are posted on the Corporate Governance portion of our web site located at www.hcahealthcare.com.

Board Committees.  Our Board of Directors currently has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors has determined that all members of the Audit and Compliance Committee and two members of the Compensation Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. In addition, the Board of Directors has established a sub-committee of our Compensation Committee consisting of Messrs. Light and Meyers for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and/or for purposes of Section 16 of the Exchange Act. None of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All such charters are available on the Corporate Governance portion of our web site located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Nominating and Corporate Governance	Patient Safety and Quality of Care
Richard M. Bracken*
R. Milton Johnson*
John P. Connaughton		X
Kenneth W. Freeman				Chair
Thomas F. Frist III			Chair
William R. Frist				X
Christopher R. Gordon
Jay O. Light	X	Chair
Geoffrey G. Meyers	Chair	X
Michael W. Michelson		X	X
James C. Momtazee
Stephen G. Pagliuca			X	X
Wayne J. Riley, M.D.	X			X

*	Indicates management director.

Director Qualifications.  The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.

In 2011, Messrs. Bracken, Johnson, Connaughton, Freeman, Frist III, Frist, Gordon, Light, Meyers, Michelson, Momtazee, Pagliuca and Riley were elected to the Company’s Board, with Dr. Riley’s appointment effective January 1, 2012. Messrs. Connaughton, Freeman, Frist III, Frist, Gordon, Michelson, Momtazee and Pagliuca were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors and the Frist Entities. They are collectively referred to as the “Investor Directors.” Messrs. Bracken and Johnson are collectively referred to as the “Management Directors.”

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 — Election of Directors.”

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

Each of the Investor Directors was elected to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, until we cease to be a “controlled company” within the meaning of the NYSE rules, each of the Sponsors have the right to nominate three directors to our Board of Directors and the Frist Entities have the right to nominate two directors to our Board of Directors. In addition, under the Stockholders’ Agreement, until we cease to be a “controlled company” each of the Sponsors and the Frist Entities have the right to designate one member of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Pursuant to such agreement, Messrs. Freeman, Michelson and Momtazee were appointed to the Board as a consequence of their respective relationships with Kohlberg Kravis Roberts & Co., Messrs. Connaughton, Gordon and Pagliuca were appointed to the Board as a consequence of their respective relationships with Bain Capital Partners, LLC and Messrs. Frist III and Frist were appointed to the Board as a consequence of their respective relationships with the Frist Entities.

As a group, the Investor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of our Company and the Company’s industry, to the Board. In addition, the Management Directors bring their broad strategic vision for our Company to the Board. Mr. Bracken’s service as the Chairman and Chief Executive Officer of the Company and Mr. Johnson’s service as President, Chief Financial Officer and director creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer and President and Chief Financial Officer, and Messrs. Bracken and Johnson in particular, on our Board provides our Company with ethical, decisive and effective leadership.

Mr. Light was selected as a director in light of his experience in serving as a director of several companies, including public companies, his financial expertise and his service with other health care organizations. Mr. Light’s professional experience will be particularly beneficial in providing financial and general business expertise to the Board of Directors. Mr. Meyers was selected as a director in light of his experience in serving as a director of several companies, including public companies, and his extensive experience in the health care industry. In addition, Mr. Meyers’ experience as a chief financial officer of a public company will provide valuable experience in his role as chair of our Audit and Compliance Committee. Dr. Riley was selected as a director in light of the leadership and management skills he has acquired through his experience as the president and chief executive officer of Meharry Medical College and through his prior executive positions at Baylor

College of Medicine and Ben Taub General Hospital. In addition, Dr. Riley has significant medical and academic experience in the health care field as well as experience as a director of publicly traded companies.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders agreement in existence (as such may be amended from time to time) which governs the composition requirements of the Company’s Board of Directors and committees. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience and current board skill needs. The Company endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and bylaws and the criteria set forth in our Corporate Governance Guidelines, any candidates proposed by any senior executive officer, director or stockholder.

In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one domain that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	business or management for complex and large consolidated companies or other complex and large institutions;
•	accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	the health care industry; and
•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Board Leadership Structure.  The Board appointed the Company’s Chief Executive Officer as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of Chairman and Chief Executive Officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and Chairman and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks to review and analyze both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to patients.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meetings of Stockholders.  During 2011, our Board of Directors held six meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he served as a director. The Company did not have an annual meeting of stockholders in 2010 or 2011 and our directors were re-elected through stockholder action taken on written consent effective April 28, 2010 and March 9, 2011, respectively. Following our IPO, it is our policy that directors are strongly encouraged to attend the Company’s annual stockholder meetings.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Jay O. Light, Geoffrey G. Meyers (Chairman) and Wayne J. Riley, M.D. Our Board has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that Geoffrey G. Meyers is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	selecting the independent registered public accounting firm;

•	pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditors;
•

at least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•	discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	reviewing disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of anonymous employee concerns regarding questionable accounting and auditing matters;

•	discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on business or financial statements;
•	annually evaluating performance of the Audit and Compliance Committee and periodically reviewing and reassessing the Audit and Compliance Committee charter;
•

providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor; and

•	preparing the report required by the SEC to be included in our annual report on Form 10-K or our proxy or information statement.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of the Company’s website at www.hcahealthcare.com. In 2011, the Audit and Compliance Committee met twelve times.

Compensation Committee.  Our Compensation Committee is currently composed of John P. Connaugton, Jay O. Light (Chairman), Geoffrey G. Meyers and Michael W. Michelson. Our Board of Directors has affirmatively determined that each of Jay O. Light and Geoffrey G. Meyers meet the definition of “independent director” for purposes of the NYSE rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Board of Directors has established a sub-committee of our Compensation Committee consisting of Messrs. Light and Meyers for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;
•	Compensation arrangements for executive management;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2011, the Compensation Committee hired Semler Brossy Consulting Group, LLC to assist in conducting an assessment of competitive executive compensation. Semler Brossy Consulting Group, is retained by, and reports directly to, the Compensation Committee. A consultant from the firm attends most of the Committee meetings in person or by phone and supports the Committee’s role by providing independent expertise. Its main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;
•	Review and analyze peer proxy officer compensation, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results); and
•	Advise on current trends in compensation including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2011, the Compensation Committee met seven times.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of Thomas F. Frist III (Chairman), Michael W. Michelson and Stephen G. Pagliuca. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, for (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection, (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2011, the Nominating and Corporate Governance Committee met one time.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Kenneth W. Freeman (Chairman), William R. Frist, Stephen G. Pagliuca and Wayne J. Riley, M.D. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2011, the Patient Safety and Quality of Care Committee met four times.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. The legal department will review the communication. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported to our legal department or to the Audit and Compliance Committee in any of the following ways and may be reported anonymously:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chairman, HCA Holdings, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	Chief executive officer evaluation;

•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics

We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance pages of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, James D. Forbes, Jay O. Light, Geoffrey G. Meyers and Michael W. Michelson . However, during September 2011, Mr. Forbes resigned from the Board of Directors and the Compensation Committee of the Board of Directors in conjunction with the Company’s repurchase of 80,771,143 shares of its common stock beneficially owned by affiliates of Bank of America Corporation. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each of Messrs. Connaugton, Forbes (prior to his resignation) and Michelson are also managers of Hercules Holding, and prior to its amendment in connection with our IPO, the Amended and Restated Limited Liability Company Agreement of Hercules Holding required that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes and Connaughton are affiliated with KKR, BAML Capital Partners (the private equity division of Bank of America Corporation) and Bain Capital Partners, LLC respectively, each of which was a party to the sponsor management agreement with us that was terminated upon our IPO. In addition, under the Stockholders’ Agreement, until we cease to be a “controlled company,” each of the Sponsors and the Frist Entities have the right to designate one member of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement, the Stockholders’ Agreement and certain transactions with affiliates of Bain, BAML Capital Partners and KKR are described in greater detail in “Certain Relationships and Related Person Transactions.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2011 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that Bank of America did not timely file 13 Forms 4 with respect to 162 transactions resulting from trades in the Company’s common stock engaged in from time to time by an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, during 2011; however, all such transactions were subsequently reported on Forms 4. This belief is based on our review of forms filed or written notice that no reports were required.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of thirteen directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if re-elected, will serve a one year term as a director until the annual meeting of stockholders in 2013 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if re-elected.

The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)
Richard M. Bracken	59	2002	Chairman of the Board and Chief Executive Officer
R. Milton Johnson	55	2009	President, Chief Financial Officer and Director
John P. Connaughton	46	2006	Director
Kenneth W. Freeman	61	2009	Director
Thomas F. Frist III	44	2006	Director
William R. Frist	42	2009	Director
Christopher R. Gordon	39	2006	Director
Jay O. Light	70	2011	Director
Geoffrey G. Meyers	67	2011	Director
Michael W. Michelson	60	2006	Director
James C. Momtazee	40	2006	Director
Stephen G. Pagliuca	57	2006	Director
Wayne J. Riley, M.D.	52	2012	Director

(1)	As of March 1, 2012.

Richard M. Bracken has served as Chief Executive Officer of the Company since January 2009 and was appointed as Chairman of the Board in December 2009. Mr. Bracken served as President and Chief Executive Officer from January 2009 to December 2009. Mr. Bracken was appointed Chief Operating Officer in July 2001 and served as President and Chief Operating Officer from January 2002 to January 2009. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

R. Milton Johnson has served as President and Chief Financial Officer of the Company since February 2011 and was appointed as a director in December 2009. Mr. Johnson served as Executive Vice President and Chief Financial Officer from July 2004 to February 2011 and as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust, Inc. — The Hospital Company from September 1987 to April 1995.

John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the health care, consumer products and business services industries. Mr. Connaughton served as a director of Stericycle, Inc. from 1999 to 2005, M/C Communications (PriMed) from 2004 to 2009, AMC Theatres from 2004 to 2009, ProSiebenSat.1 Media from 2003 to 2007, Cumulus Media Partners from 2006 to 2008, Epoch Senior Living from 2001 to 2007 and Warner Music Group from 2004 to 2011. He currently serves as a director of Air Medical Group Holdings, Inc., Clear Channel Communications, Inc., CRC Health Corporation, Warner Chilcott, Ltd., Sungard Data Systems, Quintiles Transnational Corp. and The Boston Celtics.

Kenneth W. Freeman has been a senior advisor of Kohlberg Kravis Roberts & Co. since August 2010 and, in August 2010, was appointed Dean of Boston University School of Management. From October 2009 to August 2010, Mr. Freeman was a member of KKR Management LLC, the general partner of KKR & Co. L.P. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2007 and joined the firm as Managing Director in May 2005. From May 2004 to December 2004, Mr. Freeman was Chairman of Quest Diagnostics Incorporated, and from January 1996 to May 2004, he served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated. From May 1995 to December 1996, Mr. Freeman was President and Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently serves as a director of Accellent, Inc. and Masonite, Inc., and is chairman of the board of trustees of Bucknell University.

Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist served as a director of Triad Hospitals, Inc. from 1998 to October 2006 and currently serves as a director of SAIC, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Christopher R. Gordon is a Managing Director of Bain Capital Partners, LLC and joined the firm in 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company. Mr. Gordon currently serves as a director of Accellent, Inc., Air Medical Group Holdings, Inc., CRC Health Corporation, Physio-Control, Inc. and Quintiles Transnational Corp.

Jay O. Light is the Dean Emeritus of Harvard Business School and, prior to becoming Dean in April 2006, Mr. Light was Senior Associate Dean, Chairman of the Finance Area, and a professor teaching Investment Management, Capital Markets, and Entrepreneurial Finance for 30 years. Mr. Light is a director of the Harvard Management Company, a director of Partners HealthCare (the Mass General and Brigham & Women’s Hospitals) and chairman of its Investment Committee, a member of the Investment Committee of several endowments and a director of several private firms. Mr. Light has also served as a member of the board of directors of The Blackstone Group L.P.’s general partner since September 2008. In prior years until 2008, Mr. Light was a Trustee of the GMO Trusts, a family of mutual funds for institutional investors.

Geoffrey G. Meyers is the retired Chief Financial Officer and Executive Vice President and Treasurer for Manor Care, Inc. where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers currently is Chairman of the Board for both the Trust Company of Toledo, a northwestern Ohio trust bank and PharMerica Corporation. Mr. Meyers also serves on PharMerica Corporation’s Nominating and Governance and Audit and Compliance Committees.

Michael W. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Michelson served as a director of Accellent Inc. from 2005 to 2009, Alliance Imaging from 1999 to 2007 and Jazz Pharmaceuticals, Inc. from 2004 to 2012. Mr. Michelson is currently a director of Biomet, Inc.

James C. Momtazee has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2009. From 1996 to 2009, he was an executive of Kohlberg Kravis Roberts & Co. L.P. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee served as a director of Alliance Imaging from 2002 to 2007 and Accuride from March 2005 to December 2005 and currently serves as a director of Accellent, Inc. and Jazz Pharmaceuticals, Inc.

Stephen G. Pagliuca is a Managing Director of Bain Capital Partners, LLC. Mr. Pagliuca is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982 and founded the Information Partners private equity fund for Bain Capital in 1989. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca served as a director of Warner Chilcott, Ltd. from 2005 to 2009, HCA Inc. from November 2006 to September 2009, Quintiles Transnational Corp. from 2008 to 2009, M/C Communications from 2004 to 2009, FCI, S.A. from 2005 to 2009 and Burger King Holdings Inc. from 2002 to 2010 and currently serves as a director of Gartner, Inc.

Wayne J. Riley, M.D. is President and Chief Executive Officer of Meharry Medical College, a position he has held since January 2007. In addition, he holds the academic rank of Professor of Internal Medicine at both Meharry and Vanderbilt University Schools of Medicine. Prior to joining Meharry, Dr. Riley served at the Baylor College of Medicine in Houston, Texas as the Vice-President and Vice Dean for Health Affairs and Governmental Relations from May 2004 through December 2006 and as Associate Professor of Internal Medicine from October 2005 through December 2006. Dr. Riley has also served as a director of Vertex Pharmaceuticals Incorporated since July 2010, where he currently serves on the Management, Development and Compensation, Corporate Governance and Nominating and Science & Technology committees, and Pinnacle Financial Partners, Inc. since 2007, where he serves on the Audit and Nominating and Corporate Governance committees. He received his undergraduate degree from Yale University, a Master of Public Health from Tulane University School of Public Health & Tropical Medicine, an M.D. from the Morehouse School of Medicine, and an MBA from Rice University’s Jesse H. Jones Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2011 are described below and under “Audit and Compliance Committee Report” located on page 68 of this proxy statement.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $6.9 million for 2011 and $6.5 million for 2010.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.8 million for 2011 and $1.5 million for 2010. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $5.8 million for 2011 and $2.5 million for 2010.

All Other Fees.  The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were approximately $92,000 for 2011 and $3,700 for 2010. These fees primarily relate to certain advisory services.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2011 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services, tax services and other services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce HCA’s strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of key contributors;

We urge stockholders to read the “— Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 60, which provide detailed information on the compensation of our named executive officers. The compensation committee and the Board of Directors believe that the policies and procedures articulated in the “— Compensation Discussion and Analysis” are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2012 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2012 Definitive Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors, and the compensation committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the compensation committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors has determined that holding an annual advisory “say-on-pay” vote on our executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every year.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2012 annual meeting of stockholders:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board of Directors in any way. Although non-binding, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Stockholders are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT ADVISORY “SAY-ON-PAY” VOTES EVERY YEAR.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, Jay O. Light, Geoffrey G. Meyers, and Michael W. Michelson. The Board of Directors has also established a subcommittee of our Compensation Committee (the “Independent Subcommittee”) consisting of Messrs. Light and Meyers for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code and equity grants to our executive officers.

Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2011 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, President and Chief Financial Officer;

•	Samuel N. Hazen, President of Operations;

•	Charles J. Hall, President — National Group; and

•	Jon M. Foster, President — Southwest Group.

Executive Summary

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our business objectives and performance with our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Compensation Structure and Market Positioning

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	• Base Salary
• Annual Incentives (offered through our PEP)
• Long-Term Equity Incentives
Other Benefits	• Retirement Plans
• Limited Perquisites and Other Personal Benefits
• Severance Benefits

The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and the 65th percentile of similarly-sized general industry and health care companies. The named executive officers’ pay for 2011 fell within the philosophy above for jobs with equivalent market comparisons.

The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.

Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, from 2007 through 2011, we did not make annual executive option grants (and we did not base our initial post-Merger 2007 stock option grants on these levels) since equity is structured differently in closely-held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Merger and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. Now that the Company is again publicly traded, we plan to make annual grants in 2012 and in the foreseeable future with consideration of median long-term incentive market practices. On a cumulative basis, the resulting total direct pay mix is heavily weighted towards performance-based pay (PEP plus long-term incentives) rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.

Compensation Process

The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Semler Brossy Consulting Group, LLC has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or the Company. Management (but no named executive officer), in collaboration with Semler Brossy, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2011 executive compensation:

Survey	Revenue Scope
Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Survey jobs that provided an appropriate position match and sufficient sample size were utilized in the analysis.

Proxy compensation data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. Compensation data for the top three highest paid executives was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2010 revenues ranged from $10.4 billion to $94.2 billion with median revenues of $24.8 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., AmerisourceBergen Corporation, Amgen Inc., Baxter International Inc., Boston Scientific Corporation, Bristol-Myers Squibb Company, CIGNA Corporation, Coventry Health Care, Inc., Covidien plc, Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Medtronic Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated and WellPoint, Inc.

Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.

Employment Agreements

In connection with the Merger, we entered into employment agreements with Messrs. Bracken, Johnson, Hazen and Hall and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Employment Agreements.”

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our named executive officers, with the exception of Mr. Foster, are set forth in their employment agreements. Salaries and incentive compensation targets of the named executive officers were modified in 2011 and/or 2012 in light of changes in organizational responsibility and the reviews of market competitiveness. Specifically, salary adjustments for the named executive officers were as follows:

•	Mr. Bracken’s salary remained at $1,325,000 in 2011 and was adjusted in 2012 to $1,400,000 based on competitive market salaries for Chief Executive Officers.

•	Mr. Johnson’s salary remained at $850,000 in 2011 and was adjusted in 2012 to $900,000 in recognition of expanded duties and promotion to the position of President.

•	Mr. Hazen’s salary was adjusted in 2011 from $788,687 to $850,000 in recognition of his promotion to the President of Operations. He had previously served as the Western Group President.

•

Mr. Hall’s salary was adjusted in 2011 from $700,000 to $750,000 in recognition of expanded duties resulting from the creation of the National Group. Mr. Hall assumed responsibility of additional areas including the Far West Division and Mountain Division.

•

Mr. Foster’s salary was adjusted in 2011 from $518,200 to $650,000 in recognition of his promotion to the position of President – Southwest Group. Mr. Foster’s salary was further adjusted in 2012 to $700,000 to better align his compensation with the market and to the salaries of other Group Presidents.

Messrs. Hazen and Hall’s salaries are not expected to be adjusted in 2012.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2011 Senior Officer Performance Excellence Program, (the “2011 PEP”) was approved by the Independent Subcommittee to cover annual incentive awards for 2011. Each named executive officer in the 2011 PEP was assigned a 2011 annual award target expressed as a percentage of salary ranging from 66% to 130%. For 2011, the Committee had the ability to apply negative discretion based on performance of company-wide quality metrics against industry benchmarks; however, the Committee chose not to apply negative discretion due to the Company’s strong performance on patient care quality measures relative to the most recently published industry comparisons. As was the case in 2010, the Independent Subcommittee set Mr. Bracken’s 2011 target percentage at 130% of his 2011 base salary for his role as Chairman and Chief Executive Officer and Mr. Johnson’s 2011 target percentage at 80% of his 2011 base salary for the position of President and Chief Financial Officer. The 2011 target percentages for Messrs. Hazen, Hall and Foster were raised, respectively, from 66% to 85%, 66% to 75% and 50% to 66% of their respective 2011 salaries to reflect the new roles and responsibilities they assumed in connection with the internal reorganization in February 2011. These targets were intended to provide a meaningful incentive for the named executive officers to achieve or exceed performance goals.

The 2011 PEP was designed to provide 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2011, the PEP for all named executive officers incorporated one financial performance measure, EBITDA, defined in the 2011 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”) and any other expenses or losses resulting from significant, unusual and/or nonrecurring events (“EBITDA”). The EBITDA target shall be adjusted to reflect the disposition of any facility during the fiscal year. Further, pursuant to the terms of the 2011 PEP, the Committee is also authorized to make additional adjustments in recognition of unusual or nonrecurring events, in the event of changes in applicable laws, regulations or accounting principles, or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2011 PEP. In 2011, the EBITDA performance targets were adjusted to exclude the share-based compensation expense and the impact of certain divestures. The Company EBITDA target for 2011, as adjusted, was $6.170 billion for the named executive officers. Mr. Hall’s 2011 PEP, as the National Group President, was based 50% on Company EBITDA and 50% on National Group EBITDA (with a National Group EBITDA target for 2011, as adjusted, of $2.635 billion) to ensure his accountability for his group’s results, and Mr. Foster’s 2011 PEP, as the Southwest Group President, was based 50% on Company EBITDA and 50% on Southwest Group EBITDA (with a Southwest Group EBITDA target for 2011, as adjusted, of $2.353 billion) to ensure his accountability for his group’s results. The Independent Subcommittee chose to base annual incentives on EBITDA for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to servicing and paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2011 threshold performance level was set at the prior year’s performance level and the maximum performance goal was set at approximately 5% above the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2011 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2011 was approximately 99.87% of target performance level as set by the Independent Subcommittee, as adjusted, resulting in a 97.74% of target payout. The EBITDA performance of the National Group was approximately 98.58% of the performance target, resulting in an 86.13% of target payout. The EBITDA performance of the Southwest Group was approximately 98.66% of the performance target, resulting in an 80.24% of target payout. In 2011, the Company’s adjusted EBITDA, as reported, was further adjusted to exclude the share-based compensation expense, impact of divestitures and acquisitions, and the impact of accounting changes for recognizing electronic health record (“EHR”) incentive income related to Medicare Health Information Techonology for Economic and Clinic Health (“HITECH”) incentive payments.

	2011 Adjusted EBITDA-Target	2011 Adjusted EBITDA-Actual
Company	$6.170 billion	$6.162 billion
National Group	$2.635 billion	$2.598 billion
Southwest Group	$2.353 billion	$2.321 billion

Accordingly, the 2011 PEP was paid during the first quarter of 2012 (all 2011 PEP payments were paid in cash) as follows to the named executive officers (the actual 2011 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

Named Executive Officer	2011 Target PEP (% of Salary)	2011 Actual PEP Award (% of Salary)
Richard M. Bracken (Chairman and CEO)	130%	127%
R. Milton Johnson (President and CFO)	80%	78%
Samuel N. Hazen (President of Operations)	85%	83%
Charles J. Hall (President, National Group)	75%	69%
Jon M. Foster (President, Southwest Group)	66%	59%

Under the 2011 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2012. As with the 2010 Senior Officer Performance Excellence Program (the “2010 PEP”), payouts above the target would have been paid 50% in cash and 50% in Restricted Stock Units (“RSUs”). Such RSU grants would have vested 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. The purpose of paying half of above target annual incentives payments in RSUs is to enhance alignment with stockholders and reinforce the importance of sustained results. However, none of the 2011 PEP payouts for the named executive officers exceeded target.

The Company can recover (or “clawback”) incentive compensation pursuant to our 2011 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

The Senior Officer Performance Excellence Program for 2012 has not yet been adopted by the Independent Subcommittee.

Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights

In connection with the Merger, the Board of Directors of HCA Inc. approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The 2006 Plan was assumed by HCA Holdings, Inc. on November 22, 2010 in connection with the Corporate Reorganization and amended and restated in connection with the Company’s IPO in March 2011.

The purpose of the 2006 Plan is to:

•

Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.

In January 2007, pursuant to the terms of Messrs. Bracken, Johnson, Hazen and Hall’s respective employment agreements and as a part of Mr. Foster’s long-term incentive compensation, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant Messrs. Bracken, Johnson, Hazen and Hall 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee also awarded Mr. Foster a stock option grant in August 2009 in recognition of his service and contributions to the Company, and Messrs. Hazen, Hall, and Foster stock option grants in November 2011 as a part of their long-term incentive award compensation in light of the new roles and responsibilities they assumed in connection with the Company’s internal reorganization in early 2011.

The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options and certain awards in recognition of promotions and increased contributions to the Company) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Merger, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

2007 New Option Grants

The New Options granted in 2007 have a ten year term and are divided so that 1/3 are time vested options, 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The time vested options were granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock was not then traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 were eligible to vest and became exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 upon the achievement of annual EBITDA performance targets. These EBITDA performance targets were established at the time of the Merger and could be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “Annual Incentive Compensation: PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), the New Options subject to EBITDA-based vesting conditions incorporated “catch up” vesting provisions. The EBITDA-based performance vested options could have vested and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets could have vested if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeded the cumulative EBITDA target at the end of such fiscal year.

As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2011 EBITDA performance targets (including cumulative EBITDA targets) for facility acquisitions and accounting changes to EHR incentive income recognition related to Medicare HITECH incentive payments.

The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options could vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Merger (or $22.64), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return was at least equal to two-and-a-half times the price paid to stockholders in the Merger (or $28.30). “Investor Return” means, on any of the first five anniversaries of the closing date of the Merger, or any date thereafter, all cash proceeds actually received by affiliates of the Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. In addition, the fair market value of the Company’s common stock held by the Sponsors shall be deemed “cash proceeds” under the Investor Return Options with respect to 1/3 of such options upon each of the closing of the Company’s IPO, December 31, 2011 and December 31, 2012. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time prior to the expiration of such options.

Upon review of the Company’s 2011 financial performance, the Committee determined the Company achieved the 2011 EBITDA performance target of $5.403 billion, as adjusted, under the New Option awards; therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2011. Further, 20% of each named executive officer’s time vested New Options granted in 2007 vested on the fourth anniversary of their grant date, January 30, 2011. Based upon the Company’s achievement of the Investor Return targets as of the closing of the Company’s IPO and December 31, 2011, 2/3 of the Investor Return options have vested as of December 31, 2011.

2009 Option Grant – Foster

In August 2009, Mr. Foster was awarded additional options to purchase common stock of the Company under the 2006 Plan by the Committee for his significant contributions to the Company. The 2009 option award to Mr. Foster has a ten year term and is structured so that  1/2 are time vested options (vesting in five equal installments on the first five anniversaries of the August 27, 2009 grant date) and  1/2 are EBITDA-based performance vested options (which vest in equal increments of 20% at the end of fiscal years 2009, 2010, 2011, 2012 and 2013 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2014, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year). The options have an exercise price equivalent to fair market value on the date of grant. As with New Options granted in 2007, since our common stock was not then traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

As with the EBITDA targets under our PEP and the 2007 New Option awards, pursuant to the terms of the 2006 Plan and the stock option agreement governing Mr. Foster’s 2009 grant, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2011 EBITDA performance targets (including cumulative EBITDA targets) for facility acquisitions and accounting changes to EHR incentive income recognition related to Medicare HITECH incentive payments.

Upon review of the Company’s 2011 financial performance, the Committee determined the Company achieved the 2011 EBITDA performance target of $5.403 billion, as adjusted, under Mr. Foster’s 2009 award; therefore, pursuant to the terms of his stock option agreement, 20% of his EBITDA-based performance vested options vested as of December 31, 2011. Further, 20% of Mr. Foster’s time vested options granted in 2009 vested on the second anniversary of their grant date, August 27, 2011.

2009 2x Time Option Grants

For each of the named executive officers with employment agreements, we also committed to grant, among Messrs. Bracken, Johnson, Hazen and Hall and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believed that the fair market value of our common stock is likely to exceed the equivalent of $22.64 per share) at an exercise price per share that is the equivalent of $22.64 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Merger, an additional twenty percent of these options vested on November 17, 2009, November 17, 2010, and November 17, 2011, respectively. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.

2011 Promotional Option Grants

In November 2011, options to purchase common stock of the Company were granted under the 2006 Plan to Messrs. Hazen, Hall and Foster as a reflection of the additional responsibilities they assumed in connection with the Company’s internal reorganization in 2011. The 2011 option awards have a ten year term and are structured so that  1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and  1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets, set annually based upon the Company’s projected budget, have been met for the applicable fiscal year) (the “2011 Options”). The combination of time and performance based vesting of these awards is designed to retain key executives, while motivating sustained increases in our financial performance. The 2011 Options have an exercise price equivalent to fair market value (the closing price of the Company’s common stock on the NYSE) on the date of grant.

As with the EBITDA targets under our PEP and the other EBITDA-based performance vested option awards, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing 2011 Options, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2011 EBITDA performance target under the 2011 Option awards for facility acquisitions and accounting changes to EHR incentive income recognition related to Medicare HITECH incentive payments.

Upon review of the Company’s 2011 financial performance, the Committee determined based upon the Company’s achievement with respect to the 2011 EBITDA performance target of $6.170 billion, as adjusted, under the 2011 Option awards, pursuant to the terms of the 2011 Option agreements, 20% of each named executive officer’s EBITDA-based performance vested options (representing 80% of the shares subject to the 2011 EBITDA criteria) vested as of December 31, 2011.

For additional information concerning the options awarded in 2007, 2009 and 2011, see the Outstanding Equity Awards at 2011 Fiscal Year-End Table.

A new long-term incentive program for named executive officers and other management was put into place in 2012. This program will consist of annual grants of equity. The named executive officers each received a grant of Stock Settled Stock Appreciation Rights (SSARs) on February 8, 2012. These SSARs have ratable vesting over four years with half of the vesting based on continued employment and the other half based on achieving annual Company EBITDA goals. The Compensation Committee believes that these SSARs will reward executives for growth in stockholder value, assist with an efficient use of shares under the 2006 Plan, and encourage the achievement of annual Company financial objectives that contribute to value creation for stockholders.

Distributions on Equity Awards

The Company declared special cash distributions in respect of the outstanding common stock of the Company in January, May and November 2010. A special cash distribution was also declared in respect of the outstanding common stock of the Company in February 2012. In recognition of the value created by management through effective execution of operating strategies, and as otherwise required pursuant to the terms of the applicable option agreements, the Company also made cash distribution payments to holders of vested stock options outstanding on the respective distribution record dates, as outlined below.

On January 27, 2010 and May 5, 2010, the Board of Directors of HCA Inc. declared cash distributions of $3.88 per share of HCA Inc.’s outstanding common stock and $1.11 per share of HCA Inc.’s outstanding common stock (the “February and May Distributions”), respectively, payable to stockholders of record on February 1, 2010 and May 6, 2010 (the “February and May Record Dates”), respectively.

In connection with the February and May Distributions, HCA Inc. made cash payments to holders of vested options to purchase the common stock granted pursuant to HCA Inc.’s equity incentive plans. The cash payments equaled the product of (x) the number of shares of common stock subject to such options outstanding on the February and May Record Dates, respectively, multiplied by (y) the per share amount of the respective February and May Distributions, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the February and May Distributions, HCA Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Inc. reduced the per share exercise prices of any unvested options outstanding as of the February and May Record Dates, respectively, by the respective per share February and May Distributions amount paid in accordance with the terms of the option agreements.

On November 23, 2010, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $4.44 per share of HCA Holdings, Inc.’s outstanding common stock (the “November Distribution”), payable to stockholders of record on November 24, 2010 (the “November Record Date”).

In connection with the November Distribution, HCA Holdings, Inc. made a cash payment to holders of vested options to purchase the HCA Holdings, Inc. common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans. The cash payment equaled the product of (x) the number of shares of common stock subject to such options outstanding on the November Record Date, multiplied by (y) the per share amount of the November Distribution, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the November Distribution, HCA Holdings, Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Holdings, Inc. reduced the per share exercise prices of any unvested options outstanding as of the November Record Date by the per share November Distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. If the per share exercise price could not be reduced by the full amount of the per share November Distribution, HCA Holdings, Inc. agreed to pay to each holder of unvested options to purchase shares of HCA Holdings, Inc.’s common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans outstanding on the November Record Date an amount on a per share basis equal to the balance of the per share amount of the November Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of HCA Holdings, Inc.’s common stock as of the November Record Date on or about the date such option becomes vested.

On February 3, 2012, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $2.00 per share of HCA Holdings, Inc.’s outstanding common stock (the “2012 Distribution”), payable to stockholders of record on February 16, 2012 (the “2012 Record Date”).

In connection with the 2012 Distribution, HCA Holdings, Inc. made a cash payment to holders of vested options to purchase HCA Holdings, Inc. common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans. The cash payment equaled the product of (x) the number of shares of common stock subject to such options outstanding on the 2012 Record Date, multiplied by (y) the per share amount of the 2012 Distribution, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the 2012 Distribution, HCA Holdings, Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Holdings, Inc. reduced the per share exercise prices of any unvested options and stock appreciation rights outstanding as of the 2012 Record Date by the lesser of the distribution amount or the decline in the stock trading price between February 13 and February 14 to the extent permitted under applicable tax rules. If the per share exercise price could not be reduced by the full amount of the lesser of the distribution amount or the decline in the stock trading price between February 13 and February 14, HCA Holdings, Inc. agreed to pay to each holder of unvested options to purchase shares of HCA Holdings, Inc.’s common stock and stock appreciation rights granted pursuant to HCA Holdings, Inc.’s equity incentive plans outstanding on the 2012 Record Date an amount on a per share basis equal to the balance of the per share amount of the 2012 Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares or stock appreciation right of HCA Holdings, Inc.’s common stock as of the 2012 Record Date on or about the date such option or stock appreciation right becomes vested. In addition, HCA Holdings, Inc. will make a cash payment to each holder of unvested restricted share units under the Company’s equity incentive plans outstanding on the 2012 Record Date, on a per share basis, equal to the product of (x) the number of shares of common stock subject to such unvested restricted share units multiplied by (y) an amount equal to the 2012 Distribution less (z) any applicable withholding taxes (to be paid as and when the unvested restricted share unit to which such amount relates becomes vested in accordance with the applicable vesting schedule of such restricted share unit).

For additional information concerning the distribution payments on equity awards held by the named executive officers, see the 2011 Summary Compensation Table.

Ownership Guidelines

While we have maintained stock ownership guidelines in the past, we no longer have a policy regarding stock ownership guidelines for our executive officers. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, as senior officers at the time of the Merger, Messrs. Bracken, Johnson, Hazen and Hall were required to rollover at least half their pre-Merger equity and, therefore, maintain significant stock ownership in the Company. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Also, each independent director is expected to directly or indirectly acquire a number of shares of our common stock with a value of three times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the later of the Company’s listing on the NYSE or the date on which they are elected to the Board of Directors.

Retirement Plans

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also formerly maintained the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one tax-qualified retirement plan. Generally, all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2011 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2011 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts maintained for each named executive officer under this plan as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the Restoration Plan, see “2011 Nonqualified Deferred Compensation.”

Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Merger, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2011 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. Messrs. Hall and Foster were also reimbursed for certain club dues and/or expenses attributable to their personal use of such resources in 2011. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees, and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits may be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.

Severance and Change in Control Benefits

As noted above, our named executive officers, with the exception of Mr. Foster, who is covered under our Executive Severance Policy, have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements were appropriate and customary in situations such as the Merger wherein the executives made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Named Executive Officers (except Mr. Foster)

If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Messrs. Hazen and Hall and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options will be forfeited; however, vested New Options granted in 2007 and the 2x Time Options granted in 2009 will remain exercisable until the first anniversary of the termination of the executive’s employment. Pursuant to the terms of the 2011 Option agreements, vested 2011 Options granted to Messrs. Hazen and Hall will remain exercisable for 180 days following termination of the executive’s employment.

Further, pursuant to the RSU agreements governing the RSUs granted to Messrs. Bracken, Johnson, Hazen and Hall under the 2010 PEP, (1) in the event the executive officer’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing three years of service with the Company or any of its subsidiaries), the executive shall become vested in any unvested RSUs and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Severance Benefits for Mr. Foster

Under the Company’s Executive Severance Policy applicable to Mr. Foster, if his employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Mr. Foster for “good reason” (as defined below), or as a result of, and after, a change-in-control (as defined under Section 409A of the Internal Revenue Code), Mr. Foster would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to twenty-four (24) months of his base salary in a lump sum payment at his current base salary rate;

•	Pro-rata PEP bonus; and

•

A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consoldiated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months.

“Good Reason” under the Executive Severance Policy is defined as actions taken by the Company that result in a materially negative change to the executive, such as the duties to be performed, the conditions under which duties are performed, or the compensation received. Isolated or inadvertent failure by the Company that is not in bad faith and is remedied within ten business days of written notice from an executive does not constitute good reason.

Additionally, pursuant to the option agreements governing Mr. Foster’s option awards, Mr. Foster’s unvested options will be forfeited; however, his vested options granted in 2007, 2009 and 2011 will remain exercisable for 180 days following termination of his employment.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Change in Control Benefits

Pursuant to the Stock Option Agreements governing the New Options granted in 2007, the options granted to Mr. Foster in 2009, and the 2x Time Options granted in 2009, all under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options, 2009 options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Merger (or $28.30). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Merger for half of these options and at least two-and-one-half times the price paid to the stockholders in the Merger for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Pursuant to the RSU agreements governing the RSUs granted to Messrs. Bracken, Johnson, Hazen and Hall under the 2010 PEP, upon a Change of Control of the Company (as defined immediately above), all unvested RSUs shall immediately vest.

Pursuant to the Stock Option Agreements governing the 2011 Options, under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting 2011 Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable, and all unvested EBITDA performance options (that have not otherwise terminated or become exercisable) shall also become immediately exercisable. For purposes of the 2011 Options, “Change in Control” shall mean, in lieu of any definition contained in the 2006 Plan: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding, but only for so long as Hercules Holding continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or (ii) any person or group, other than the Permitted Holders, becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or (iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

The Committee believes that the potential acceleration of vesting described above is appropriate in order to avoid being at a competitive disadvantage in the Company’s recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction to be a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “Annual Incentive Compensation: PEP” above.

Tax and Accounting Implications

The Committee considers the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation.

We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Jay O. Light, Chairperson

John P. Connaughton

Michael W. Michelson

Geoffrey G. Meyers

2011 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2011.

Name and Principal Positions	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard M. Bracken	2011	$1,324,975	—	$1,638,572	$2,749,138	$25,661	$5,738,346
Chairman and Chief	2010	$1,324,975	—	$2,614,824	$9,250,610	$25,010,638	$38,201,047
Executive Officer	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891

R. Milton Johnson	2011	$849,984	—	$664,632	$1,225,499	$16,500	$2,756,615
President, Chief	2010	$849,984	—	$1,032,267	$3,524,104	$16,520,422	$21,926,777
Financial Officer Director	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461

Samuel N. Hazen	2011	$829,558	$1,066,825	$706,172	$1,410,183	$17,474	$4,030,212
President — Operations	2010	$788,672	—	$816,431	$2,637,016	$10,759,757	$15,001,876
	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414

Charles J. Hall	2011	$733,329	$853,460	$517,134	$1,355,851	$16,598	$3,476,372
President — National Group
Jon M. Foster	2011	$631,877	$853,460	$381,767	$843,960	$20,404	$2,731,468
President — Southwest Group

(1)	Option Awards for 2011 and 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal years 2011 and 2009 in accordance with ASC 718 with respect to the stock options to purchase shares of our common stock awarded to the named executive officers in fiscal years 2009 and 2011 under the 2006 Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)

Non-Equity Incentive Plan Compensation for 2011 reflects amounts earned for the year ended December 31, 2011 under the 2011 PEP, which amounts were paid in cash in the first quarter of 2012 pursuant to the terms of the 2011 PEP. For 2011, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA, the National Group’s

EBITDA and the Southwest Group’s EBITDA; therefore, pursuant to the terms of the 2011 PEP, awards under the 2011 PEP were paid out to the named executive officers at approximately 97.74% of each such officer’s respective target amount, with the exception of Mr. Hall, whose award was paid out at approximately 91.94% his target amount, due to the 50% of his PEP based on the National Group EBITDA, and Mr. Foster, whose award was paid out at approximately 88.99% of his target amount, due to the 50% of his PEP based on the Southwest Group EBITDA.

Non-Equity Incentive Plan Compensation for 2010 reflects amounts earned for the year ended December 31, 2010 under the 2010 PEP, which amounts were paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2011 for amounts in excess of target, pursuant to the terms of the 2010 PEP. For 2010, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2010 PEP, 2010 awards under the 2010 PEP was paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the target performance level but did not reach the maximum performance level.

Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts.

(3)	All amounts for 2011 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2011 Pension Benefits.” The changes in the SERP benefit value during 2011 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 4.25% to 4.08%, which resulted in an increase in the value and (iii) the Restoration Plan account balance being frozen as of January 1, 2011. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Hall	Foster
Passage of Time	$1,872,125	$474,041	$83,942	$987,129	$581,551
Discount Rate Change	$642,740	$360,402	$355,979	$287,980	$84,055
Restoration Plan Account Freeze	$234,273	$391,056	$970,262	$80,742	$178,354

All amounts for 2010 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2011 Pension Benefits.” The changes in the SERP benefit value during 2010 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 5.00% to 4.25%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen
Passage of Time	$6,851,260	$2,181,373	$1,351,824
Discount Rate Change	$2,399,350	$1,342,731	$1,285,192

All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2011 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen
Passage of Time	$1,655,097	$618,320	$343,653
Discount Rate Change	$2,441,271	$1,413,769	$1,381,752

(4)	2011 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Hall	Foster
HCA 401(k) matching contribution	$16,500	$16,500	$16,500	$16,500	$14,700

•

Personal use of corporate aircraft. In 2011, Messrs. Bracken and Hazen were allowed personal use of Company aircraft with an estimated incremental cost of $8,086 and $974, respectively, to the Company. Messrs. Johnson, Hall and Foster did not have any personal use of the Company aircraft in 2011. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,075.

•	Personal club expenses. In 2011, we paid approximately $98 and $5,704 for personal use of club membership benefits for Messrs. Hall and Foster, respectively.

2010 amounts generally consist of:

•

Distributions paid in 2010 on vested stock options held by the named executive officers on the applicable distribution record dates. Distributions of $3.88, $1.11 and $4.44, respectively, per share of common stock subject to such outstanding vested stock options held on the February 1, May 6 and November 24, 2010 record dates, respectively, were paid to the named executive officers in 2010. The total cash distributions received on vested stock options by the named executive officers in 2010 were:

	Bracken	Johnson	Hazen
Cash distributions on vested stock options	$21,752,083	$14,193,133	$9,264,688

•

Distributions that will become payable to the named executive officers upon the vesting of the applicable unvested stock option awards held by the named executive officers on the November 24, 2010 record date. In accordance with the award agreements governing the New Option awards held by the named executive officers, the Company reduced the per share exercise price of any unvested option outstanding as of the November 24, 2010 record date by the per share distribution amount ($4.44 per share) to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to such award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are:

	Bracken	Johnson	Hazen
Balance of November 24, 2010 distribution amount payable on unvested stock options upon vesting of such options	$3,232,926	$2,309,235	$1,477,896

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen
HCA 401(k) matching contribution	$16,500	$16,500	$16,499

•

Personal use of corporate aircraft. In 2010, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $6,149 and $1,554, respectively, to the Company. Mr. Hazen did not have any personal travel on Company aircraft in 2010. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,891. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $692 and $495 for travel and/or other expenses incurred by Messrs. Bracken and Hazen’s spouses, respectively, for such business related events, and additional income of $397 and $179 was attributed to Messrs. Bracken and Hazen, respectively, as a result of the gross up on such amounts.

2009 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen
HCA 401(k) matching contribution	$16,500	$16,500	$16,499

•

Personal use of corporate aircraft. In 2009, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $5,025 and $1,129, respectively, to the Company. Mr. Hazen did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 for travel and/or other expenses incurred by Mr. Bracken’s spouse for such business related events, and additional income of $891 was attributed to Mr. Bracken as a result of the gross up on such amount.

2011 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2006 Plan and 2011 PEP during the 2011 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Bracken	N/A	$430,625	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	N/A	$170,000	$680,000	$1,360,000	—	—	—	—	—	—
Samuel N. Hazen	11/2/2011	—	—	—	—	62,500	—	62,500	$23.35	$1,066,825
Samuel N. Hazen	N/A	$180,625	$722,500	$1,445,000	—	—	—	—	—	—
Charles J. Hall	11/2/2011	—	—	—	—	50,000	—	50,000	$23.35	$853,460
Charles J. Hall	N/A	$140,625	$562,500	$1,125,000	—	—	—	—	—	—
Jon M. Foster	11/2/2011	—	—	—	—	50,000	—	50,000	$23.35	$853,460
Jon M. Foster	N/A	$107,250	$429,000	$858,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2011 PEP for the 2011 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 25% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Pursuant to the terms of the 2011 PEP, the Company achieved its threshold performance level, as adjusted, but did not reach its target performance level, as adjusted, with respect to the Company’s EBITDA, the National Group’s EBITDA and the Southwest Group’s EBITDA. Therefore, 2011 awards under the 2011 PEP were paid out to the named executive officers at approximately 97.74% of each such officer’s respective target amount, with the exception of Mr. Hall, whose award was paid out at approximately 91.94% his target amount, due to the 50% of his PEP based on the National Group EBITDA, and Mr. Foster, whose award was paid out at approximately 88.99% of his target amount, due to the 50% of his PEP based on the Southwest Group EBITDA. Under the 2011 PEP for the 2011 fiscal year, Messrs. Bracken, Johnson, Hazen, Hall and Foster received cash payments of $1,683,572, $664,632, $706,172, $517,134 and $381,767, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)

Stock options awarded under the 2006 Plan by the Committee as part of the named executive officer’s long term equity incentive award. The 2011 Options are structured so that 1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested options are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column and the EBITDA performance vested options are reflected in the “Estimated Possible Payouts Under Equity Incentive Plan Awards – Target” column. The terms of these option awards are described in more detail under “Compensation Discussion and Analysis – Elements of Compensation – Long Term Equity Incentive Awards: Options and Stock Appreciation Rights.” The aggregate grant date fair value of these option grants in accordance with ASC 718 is reflected in the “Option Awards” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table

Total Compensation

In 2011, 2010 and 2009, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and in 2009, the 2x Time Option grants as set forth in Messrs. Bracken, Johnson, Hazen and Hall’s employment agreements which fully vested on the fifth anniversary of the Merger (November 17, 2011), and in 2010, distributions paid on the vested stock options held by the named executive officers on the applicable record dates and distributions that will become payable to the named executive officers upon the vesting of certain unvested stock option awards held by the named executive officers on the November 24, 2010 distribution record date to the extent the exercise price of such options could not be fully reduced by the distribution amount under applicable tax rules, and in 2011, as a part of the Company’s internal reorganization, the 2011 Option grants to Messrs. Hazen, Hall and Foster, 1/2 of which are subject to time-vesting (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 of which are subject to EBITDA performance vesting conditions (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2011 Nonqualified Deferred Compensation”).

Options

In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “Compensation Discussion and Analysis — Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

In accordance with their employment agreements entered into at the time of the Merger, as each may have been or may be subsequently amended, Messrs. Bracken, Johnson, Hazen and Hall received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Merger (or $22.64). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer, based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that 40% were vested upon grant, an additional 20% percent of the options vested on November 17, 2009, November 17, 2010 and November 17, 2011, respectively. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Merger. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “Compensation Discussion and Analysis — Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

In November 2011, Options to purchase common stock of the Company were granted under the 2006 Plan to Messrs. Hazen, Hall and Foster as a reflection of the additional responsibilities they assumed in connection with the Company’s internal reorganization in 2011. The 2011 Options were designed to be long term equity incentive awards. The 2011 Options have a ten year term and are structured so that  1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and  1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The terms of the 2011 Options are described in greater detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $11.32 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options became $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

New Options, 2x Time Options, 2011 Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2011 Fiscal Year-End Table.

Employment Agreements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Bracken, Johnson, Hazen, Hall and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. The Company entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer. Effective as of February 9, 2011, the Company entered into amendments to Messrs. Bracken’s, Johnson’s, and Hazen’s employment agreements reflecting the new titles and new responsibilities resulting from the Company’s internal reorganization. In addition, Mr. Johnson’s amendment reflects that he shall serve as a member of the Board of Directors of the Company for so long as he is an officer of the Company. Mr. Foster became a senior officer of the Company in February 2011 as a part of the Company’s internal reorganization and does not have an employment agreement with the Company.

Executive Employment Agreements and Other Compensation Arrangements

The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

With respect to the 2011, 2010 and 2009 fiscal years, each executive (with the exception of Mr. Foster who only participated in the 2011 PEP) was eligible to earn under the 2011 PEP, 2010 PEP and the 2008-2009 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if

“threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2011 for the named executive officers were set forth in the 2011 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Annual Incentive Compensation: PEP.” As described above, the Company exceeded its threshold performance level, as adjusted, for 2011 but did not reach its target performance level, as adjusted, with respect to the Company’s EBITDA, the National Group’s EBITDA and the Southwest Group’s EBITDA. Therefore, 2011 awards under the 2011 PEP were paid out to the named executive officers at approximately 97.74% of each such officer’s respective target amount, with the exception of Mr. Hall, whose award was paid out at approximately 91.94% his target amount, due to the 50% of his PEP based on the National Group EBITDA, and Mr. Foster, whose award was paid out at approximately 88.99% of his target amount, due to the 50% of his PEP based on the Southwest Group EBITDA. As described above, the Company achieved its target performance level, as adjusted, for 2010 but did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA (Mr. Hazen was President – Western Group, prior to the Company’s internal reorganization in February 2011). Therefore, 2010 awards under the 2010 PEP were paid out to Messrs. Bracken and Johnson at approximately 151.8% of each such officer’s respective target amount, and to Mr. Hazen at approximately 156.9% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA. As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to Messrs. Bracken, Johnson and Hazen, at the maximum level of 200% of their respective target amounts for 2009.

Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “Options.” In each of the employment agreements with Messrs. Bracken, Johnson, Hazen and Hall, we also committed to grant, among such officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

Further, under each employment agreement, if an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Each employment agreement also provides that the Company and the executive agree to work together in good faith to try to address any issued posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code).

As a group president, the Company’s Executive Severance Policy applies to Mr. Foster if his employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Mr. Foster for “good reason” (as defined in the policy), or as a result of, and after, a change-in-control (as defined under Section 409A of the Internal Revenue Code). The severance benefits applicable to Mr. Foster under this policy are described in more detail under “Compensation Discussion and Analysis — Severance and Change in Control Benefits – Severance Benefits for Mr. Foster.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table includes certain information with respect to options and RSUs held by the named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(2)(3)(4)	Option Exercise Price ($)(5)(6)(7)(8)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Richard M. Bracken	182,407	—	—	$2.83	1/29/2013	—	—
Richard M. Bracken	136,208	—	—	$2.83	1/29/2014	—	—
Richard M. Bracken	48,378	—	—	$2.83	1/27/2015	—	—
Richard M. Bracken	31,961	—	—	$2.83	1/26/2016	—	—
Richard M. Bracken	665,078	105,021	175,022	$5.31	1/30/2017	—	—
Richard M. Bracken	630,068	—	—	$11.32	1/30/2017	—	—
Richard M. Bracken	284,490	—	—	$13.21	10/6/2019	—	—
Richard M. Bracken	284,481	—	—	$17.65	10/6/2019	—	—
Richard M. Bracken	853,445	—	—	$22.64	10/6/2019	—	—
Richard M. Bracken	—	—	—	—	—	14,872	$327,630
R. Milton Johnson	41,689	—	—	$2.83	1/29/2013	—	—
R. Milton Johnson	36,319	—	—	$2.83	1/29/2014	—	—
R. Milton Johnson	117,188	—	—	$2.83	7/22/2014	—	—
R. Milton Johnson	29,016	—	—	$2.83	1/27/2015	—	—
R. Milton Johnson	19,374	—	—	$2.83	1/26/2016	—	—
R. Milton Johnson	475,059	75,013	125,015	$5.31	1/30/2017	—	—
R. Milton Johnson	450,048	—	—	$11.32	1/30/2017	—	—
R. Milton Johnson	213,365	—	—	$13.21	10/6/2019	—	—
R. Milton Johnson	213,356	—	—	$17.65	10/6/2019	—	—
R. Milton Johnson	640,070	—	—	$22.64	10/6/2019	—	—
R. Milton Johnson	—	—	—	—	—	5,871	$129,338
Samuel N. Hazen	104,232	—	—	$2.83	1/29/2013	—	—
Samuel N. Hazen	75,670	—	—	$2.83	1/29/2014	—	—
Samuel N. Hazen	29,016	—	—	$2.83	1/27/2015	—	—
Samuel N. Hazen	19,374	—	—	$2.83	1/26/2016	—	—
Samuel N. Hazen	304,031	48,010	80,010	$5.31	1/30/2017	—	—
Samuel N. Hazen	288,030	—	—	$11.32	1/30/2017	—	—
Samuel N. Hazen	84,464	—	—	$13.21	10/6/2019	—	—
Samuel N. Hazen	84,450	—	—	$17.65	10/6/2019	—	—
Samuel N. Hazen	253,352	—	—	$22.64	10/6/2019	—	—
Samuel N. Hazen	12,500	62,500	46,875	$23.35	11/2/2021	—	—
Samuel N. Hazen	—	—	—	—	—	4,932	$108,652
Charles J. Hall	10,346	—	—	$2.83	1/27/2015	—	—
Charles J. Hall	7,228	—	—	$2.83	1/26/2016	—	—
Charles J. Hall	266,027	42,009	70,009	$5.31	1/30/2017	—	—
Charles J. Hall	252,026	—	—	$11.32	1/30/2017	—	—
Charles J. Hall	84,464	—	—	$13.21	10/6/2019	—	—
Charles J. Hall	84,450	—	—	$17.65	10/6/2019	—	—
Charles J. Hall	253,352	—	—	$22.64	10/6/2019	—	—
Charles J. Hall	10,000	50,000	37,500	$23.35	11/2/2021	—	—
Charles J. Hall	—	—	—	—	—	5,771	$127,135
Jon M. Foster	666	—	—	$2.83	1/26/2016	—	—
Jon M. Foster	114,010	18,002	30,003	$5.31	1/30/2017	—	—
Jon M. Foster	108,010	—	—	$11.32	1/30/2017	—	—
Jon M. Foster	16,554	16,556	11,038	$6.48	8/27/2019	—	—
Jon M. Foster	5,518	—	—	$10.92	8/27/2019	—	—
Jon M. Foster	5,518	—	—	$15.91	8/27/2019	—	—
Jon M. Foster	10,000	50,000	37,500	$23.35	11/2/2021	—	—

(1)

Reflects Rollover Options, as further described under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Options,” the 80% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008, January 30, 2009, January 30, 2010 and January 30, 2011, respectively, 100% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008, 2009, 2010 and 2011 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights”) , the 2/3 of the named executive officer’s Investor Return performance vested New Options, comprised of the 1/3 that vested as of March 15, 2011 and December 31, 2011, respectively, as a result of the achievement of certain specified investment return targets, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation—Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights”), the 40% of Mr. Foster’s time vested 2009 options, comprised of the 20% that vested as of August 27, 2010 and August 27, 2011, respectively, and the 60% of Mr. Foster’s EBITDA-based performance vested 2009 options, comprised of the 20% that vested as of December 31, 2009, December 31, 2010 and December 31, 2011, respectively (upon the Committee’s determination that the Company achieved the 2009, 2010 and 2011 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights”), the 100% of Messrs. Bracken, Johnson, Hazen and Hall’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009, November 17, 2010 and November 17, 2011, respectively, and the 20% of Messrs. Hazen, Hall and Foster’s EBITDA-based performance vested 2011 Options, comprised of the 20% that vested as of December 31, 2011 (upon the Committee’s determination that the Company achieved the 80% vesting level of the 2011 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights”).

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The New Options granted in 2007 are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), 1/3 are EBITDA-based performance vested options (which vested in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011, upon the achievement of certain annual EBITDA performance targets) and 1/3 are performance options that vest based on investment return to the Sponsors (vesting with respect to 1/3 of the common stock subject to such options at the completion of our IPO and the end of fiscal years 2011 and 2012, if the Investor Return is at least $28.30). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 80% of the time vested options that were vested as of December 31, 2011, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the investment return performance vested options are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 2/3 of the investor return performance vested options that were vested as of December 31, 2011, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). As described above, 100% of the EBITDA-based performance vested options were vested as of December 31, 2011 and are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column. The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Options.”

(3)

Reflects stock options awarded to Mr. Foster in August 2009 under the 2006 Plan by the Committee as a part of Mr. Foster’s long-term equity incentive awards. The 2009 Grant to Mr. Foster is structured so that 1/2 are time vested options (vesting in five equal installments on the first five anniversaries of the August 27, 2009 grant date) and 1/2 are EBITDA-based performance vested options (which vest in equal increments of 20% at the end of fiscal years 2009, 2010, 2011, 2012 and 2013 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to the Company’s failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2014, if the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 40% of the time vested options that were vested as of December 31, 2011, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 60% of the EBITDA-based performance vested options that were vested as of December 31, 2011, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

(4)	Reflects stock options awarded to Messrs. Hazen, Hall and Foster in November 2011 under 2006 Plan as a part of each named executive officer’s long term equity incentive awards. The 2011 Options are structured so that 1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column, and the EBITDA-based performance vested options are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 20% of the EBITDA-based performance vested options that were vested as of December 31, 2011, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Options.”

(5)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(6)

The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan. Pursuant to the New Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested New Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant the New Option award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are reflected in the “All Other Compensation” column of the Summary Compensation Table for the 2010 fiscal year.

(7)	The exercise price for the 2009 options granted under the 2006 Plan to Mr. Foster on August 27, 2009 was $15.91. Pursuant to the award agreement governing the 2009 options, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2009 option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

(8)	The exercise price for the 2x Time Options granted under the 2006 Plan to Messrs. Bracken, Johnson, Hazen and Hall on October 6, 2009 was $22.64, pursuant to the named executive officers’ employment agreements. Pursuant to the 2x Time Option award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

(9)	Reflects RSUs awarded to Messrs. Bracken, Johnson, Hazen and Hall in March 2011 under the 2010 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2010 PEP payment in excess of their respective target payment level. These RSU awards will vest in two equal installments on the second and third anniversaries of their March 9, 2011 grant date.

(10)	The market value of the unvested RSUs awarded under the 2010 PEP to Messrs. Bracken, Johnson, Hazen and Hall is calculated at $22.03 per share (the closing price of the Company’s common stock on the NYSE on December 30, 2011).

Option Exercises and Stock Vested in 2011

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)
Richard M. Bracken	134,852	$2,767,136
R. Milton Johnson	43,153	$885,491
Samuel N. Hazen	86,306	$1,770,982
Jon M. Foster	6,063	$164,731

(1)	Messrs. Bracken, Johnson and Hazen elected a cash exercise of 134,852, 43,153 and 86,306 stock options, respectively, resulting in net shares realized of 134,852, 43,153 and 86,306, respectively. Mr. Foster elected a cashless exercise of 6,063 stock options, resulting in net shares realized of 4,946.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, which for all exercises following the Company’s IPO, is the closing price of the Company’s common stock on the NYSE on the date of exercise, and for options exercised in connection the Company’s IPO, the Company’s IPO offering price of $30.00 per share.

2011 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard M. Bracken	SERP	30	$26,303,444	—
R. Milton Johnson	SERP	29	$11,102,927	—
Samuel N. Hazen	SERP	29	$9,378,182	—
Charles J. Hall	SERP	25	$11,662,463	—
Jon M. Foster	SERP	11	$2,146,870	—

Messrs. Bracken, Johnson and Hall are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers, except Mr. Foster. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%, except Mr. Foster.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2011. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2011.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

2011 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Richard M. Bracken	—	—	—	—	$1,624,946
R. Milton Johnson	—	—	—	—	$666,338
Samuel N. Hazen	—	—	—	—	$889,505
Charles J. Hall	—	—	—	—	$427,073
Jon M. Foster	—	—	—	—	$141,770

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007
Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (based upon his 2011 base salary and PEP payment received in 2011 for 2010 performance, for executives with employment agreements, and based upon his 2011 base salary, for Mr. Foster), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2011, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Options”) effective December 31, 2011. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and Other Compensation Arrangements,” “2011 Pension Benefits — Supplemental Information,” and “2011 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$11,819,472	—	$11,819,472	—	—	—
Non-Equity Incentive Bonus(2)	$1,683,572	$1,683,572	$1,683,572	$1,683,572	—	$1,683,572	$1,683,572	$1,683,572	$1,683,572
Unvested Equity Awards(3)	—	—	—	—	—	—	$327,630	$327,630	$5,010,677
SERP(4)	$25,370,553	$25,370,553	—	$25,370,553	$25,370,553	$25,370,553	$25,370,553	$22,020,895	—
Retirement Plans(5)	$2,923,850	$2,923,850	$2,923,850	$2,923,850	$2,923,850	$2,923,850	$2,923,850	$2,923,850	—
Health and Welfare Benefits(6)	—	—	—	$31,385	—	$31,385	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,593,841	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$30,161,437	$30,161,437	$4,790,884	$42,012,294	$28,477,865	$42,012,294	$32,082,908	$28,540,409	$6,694,249

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2011 fiscal year pursuant to the 2011 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2011 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2012. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(3)	Represents the (a) the intrinsic value of all unvested stock options, which will become vested upon a Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested options and the fair value price of our common stock on December 31, 2011 or $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Bracken’s death or disability, calculated at $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011). For purposes of the unvested stock option calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2011 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2011 interest rate of 3.35%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,298,904 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,624,946 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2012 COBRA rates, that Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$5,646,801	—	$5,646,801	—	—	—
Non-Equity Incentive Bonus(2)	$664,632	$664,632	$664,632	$664,632	—	$664,632	$664,632	$664,632	$664,632
Unvested Equity Awards(3)	—	—	—	—	—	—	$129,338	$129,338	$3,474,326
SERP(4)	$12,488,237	$12,488,237	—	$12,488,237	$12,488,237	$12,488,237	$12,488,237	$11,137,563	—
Retirement Plans(5)	$1,804,453	$1,804,453	$1,804,453	$1,804,453	$1,804,453	$1,804,453	$1,804,453	$1,804,453	—
Health and Welfare Benefits(6)	—	—	—	$30,707	—	$30,707	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,954,988	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$15,075,014	$15,075,014	$2,586,777	$20,752,522	$14,410,382	$20,752,522	$17,159,340	$14,704,678	$4,138,958

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2011 fiscal year pursuant to the 2011 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2011 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2012. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon a Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested options and the fair value price of our common stock on December 31, 2011 or $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Johnson’s death or disability, calculated at $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011). For purposes of the unvested stock option calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2011 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2011 interest rate of 3.35%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $1,138,115 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2012 COBRA rates, that Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Samuel N. Hazen

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$3,332,862	—	$3,332,862	—	—	—
Non-Equity Incentive Bonus(2)	$706,172	$706,172	$706,172	$706,172	—	$706,172	$706,172	$706,172	$706,172
Unvested Equity Awards(3)	—	—	—	—	—	—	$108,652	$108,652	$2,249,479
SERP(4)	$10,783,399	—	—	$10,783,399	$10,783,399	$10,783,399	$10,783,399	$9,485,936	—
Retirement Plans(5)	$1,560,088	$1,560,088	$1,560,088	$1,560,088	$1,560,088	$1,560,088	$1,560,088	$1,560,088	—
Health and Welfare Benefits(6)	—	—	—	$37,866	—	$37,866	—	—	—
Disability Income(7)	—	—	—	—	—	—	$2,338,747	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$13,167,351	$2,383,952	$2,383,952	$16,538,079	$12,461,179	$16,538,079	$15,614,750	$12,767,540	$2,955,651

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2011 fiscal year pursuant to the 2011 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2011 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2012. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon a Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested options and the fair value price of our common stock on December 31, 2011 or $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Hazen’s death or disability, calculated at $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011). For purposes of the unvested stock option calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2011 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2011 interest rate of 3.35%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $670,583 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2012 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.

Charles J. Hall

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$3,116,502	—	$3,116,502	—	—	—
Non-Equity Incentive Bonus(2)	$517,134	$517,134	$517,134	$517,134	—	$517,134	$517,134	$517,134	$517,134
Unvested Equity Awards(3)	—	—	—	—	—	—	$127,135	$127,135	$2,000,367
SERP(4)	$10,650,106	$10,650,106	—	$10,650,106	$10,650,106	$10,650,106	$10,650,106	—	—
Retirement Plans(5)	$928,466	$928,466	$928,466	$928,466	$928,466	$928,466	$928,466	$928,466	—
Health and Welfare Benefits(6)	—	—	—	$31,715	—	$31,715	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,430,310	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$103,846	$103,846	$103,846	$103,846	$103,846	$103,846	$103,846	$103,846	—

Total	$12,199,552	$12,199,552	$1,549,446	$15,347,769	$11,682,418	$15,347,769	$13,756,997	$2,377,581	$2,517,501

(1)	Represents amounts Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Hall would be entitled to receive for the 2011 fiscal year pursuant to the 2011 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2011 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2012. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon a Change in Control, calculated as the difference between the exercise price of Mr. Hall’s unvested options and the fair value price of our common stock on December 31, 2011 or $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Hall’s death or disability, calculated at $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011). For purposes of the unvested stock option calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2011 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2011 interest rate of 3.35%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall would be entitled. The value includes $501,393 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2012 COBRA rates, that Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Hall would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hall. Mr. Hall’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

Jon M. Foster

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,300,000	—	$1,300,000	—	—	—
Non-Equity Incentive Bonus(2)	$381,767	$381,767	$381,767	$381,767	—	$381,767	$381,767	$381,767	$381,767
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$1,231,932
SERP(4)	$2,257,334	—	—	$2,257,334	$2,257,334	$2,257,334	$2,257,334	$1,974,319	—
Retirement Plans(5)	$295,864	$295,864	$295,864	$295,864	$295,864	$295,864	$295,864	$295,864	—
Health and Welfare Benefits(6)	—	—	—	$28,399	—	$28,399	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,975,034	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$651,000	—
Accrued Vacation Pay	$90,000	$90,000	$90,000	$90,000	$90,000	$90,000	$90,000	$90,000	—

Total	$3,024,965	$767,631	$767,631	$4,353,364	$2,643,198	$4,353,364	$4,999,999	$3,392,950	$1,613,699

(1)	Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as a Group President at the time of termination. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits – Severance Benefits for Mr. Foster.”

(2)	Represents the amount Mr. Foster would be entitled to receive for the 2011 fiscal year pursuant to the 2011 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon a Change in Control, calculated as the difference between the exercise price of Mr. Foster’s unvested options and the fair value price of our common stock on December 31, 2011 or $22.03 (the closing price of the Company’s common stock on the NYSE on December 30, 2011). For purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2011 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2011 interest rate of 3.35%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $154,094 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2012 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits – Severance Benefits for Mr. Foster.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed includes $651,000 of Company-paid life insurance.

Director Compensation

The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2011, other than Messrs. Bracken and Johnson whose compensation is discussed under “Executive Compensation” above and who were not separately compensated for Board service. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation, because they are inapplicable.

Fiscal 2011 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
John P. Connaughton	-	-	-
Kenneth W. Freeman	-	-	-
Thomas F. Frist III	-	-	-
William R. Frist	-	-	-
Christopher R. Gordon	-	-	-
Jay O. Light (1)	$101,736	$275,000	$376,736
Michael W. Michelson	-	-	-
James C. Momtazee	-	-	-
Geoffrey G. Meyers (1)	$105,806	$275,000	$380,806
Stephen G. Pagliuca	-	-	-
Christopher J. Birosak (3)	-	-	-
James D. Forbes (3)	-	-	-
Nathan C. Thorne (3)	-	-	-

(1)	Messrs. Light and Meyers were appointed as independent directors on March 9, 2011, and their annual retainer fees for Board and Committee member service for 2011 were prorated from that time.

(2)	This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted stock units were made to Messrs. Light and Meyers on March 9, 2011. As of March 1, 2012, each of Messrs. Light and Meyers had a total of 9,167 unvested restricted share units outstanding.

(3)	Messrs. Birosak, Forbes and Thorne stepped down from the Board of Directors on September 21, 2011.

Cash Compensation  Pursuant to the Company’s Board of Directors Compensation program, each independent director receives quarterly payment of the following cash compensation, as applicable:

•	$100,000 annual retainer for service as a Board member (prorated for partial years);

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•	$10,000 annual retainer for service as a member on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$20,000 annual retainer for service as Chairman of the Audit and Compliance Committee; and

•	$12,500 annual retainer for service as Chairman on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

Equity Compensation  In addition to the director compensation described above, each independent director, upon joining the Board of Directors, received a one-time initial equity award with a value of $150,000. These equity grants consist of restricted share units ultimately payable in shares of our common stock. These restricted share units vest as to 100% of the award on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Each independent director also received an annual board equity award with a value of $125,000, awarded upon joining the Board of Directors (prorated at the time of hire for months of service) and will receive a similar grant at each annual meeting of the stockholders thereafter. These restricted share units vest as to 100% of the award on the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the 2006 Plan). The directors may elect to defer receipt of shares under the restricted share units.

Reimbursements. All of our directors are reimbursed for their reasonable expenses incurred in connection with their service.

Share Ownership. Each independent director is expected to directly or indirectly acquire a number of shares of our common stock with a value of three times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the later of the Company’s listing on the NYSE or the date on which they are elected to the Board of Directors.

In setting the Company’s Board of Directors Compensation program for independent directors, the Board considered, among other factors, reports provided by independent compensation consultant, Semler-Brossy, regarding competitive pay practices for board compensation among large companies, hospital management companies and other large public health care organizations.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves all material related party transactions. Prior to its approval of any material related party transaction, the Audit and Compliance Committee will discuss the proposed transaction with management and our independent auditor. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee. The Amended and Restated Limited Liability Company Agreement of Hercules Holding generally requires that an Investor must obtain the prior written consent of each other Investor before it or any of its affiliates (including our directors) enter into any transaction with us.

Management Stockholder Agreements

On January 30, 2007, our Board of Directors awarded to members of management and certain key employees New Options to purchase shares of our common stock (the New Options together with the Rollover Options, “Options”) pursuant to the 2006 Plan. Our Compensation Committee approved additional option awards periodically throughout 2011, 2010, 2009, 2008 and 2007 to members of management and certain key employees in cases of promotions, significant contributions to the Company and new hires. In connection with their option awards, the participants under the 2006 Plan were, prior to our IPO, required to enter into a Management Stockholder’s Agreement, a Sale Participation Agreement, and an Option Agreement with respect to the New Options. In addition, in accordance with agreements entered into at the time of the Merger, certain of our named executive officers received the 2x Time Options. Below are brief summaries of the principal terms of the Management Stockholder’s Agreement and the Sale Participation Agreement, each of which are qualified in their entirety by reference to the agreements themselves, forms of which were filed as Exhibits 10.12 and 10.13, respectively, to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007. The Management Stockholder’s Agreement was assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization pursuant to an omnibus amendment, a form of which was filed as Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010. The Management Stockholder’s Agreement was further amended pursuant to an omnibus amendment, a form of which was filed as Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011. The terms of the Option Agreement with respect to 2x Time Options, New Options and the 2006 Plan, all of which were assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization, are described in more detail in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

Management Stockholder’s Agreement

The Management Stockholder’s Agreement imposes significant restrictions on transfers of shares of our common stock. Generally, shares will be nontransferable by any means at any time prior to the earlier of a “Change in Control” (as defined in the Management Stockholder’s Agreement) or the fifth anniversary of the closing date of the Merger (or November 17, 2011), except (i) sales pursuant to an effective registration statement under the Securities Act filed by the Company in accordance with the Management Stockholder’s Agreement, (ii) a sale pursuant to the Sale Participation Agreement (described below), (iii) a sale to certain “Permitted Transferees” (as defined in the Management Stockholder’s Agreement), or (iv) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers given by unanimous agreement of the Sponsors. On and after November 17, 2011, through the earlier of a Change in Control or the eighth anniversary of the closing date of the Merger (or November 17, 2014), a management stockholder will be able to transfer shares of our common stock, but only to the extent that, on a cumulative basis, the management stockholders in the aggregate do not transfer a greater percentage of their equity than the percentage of equity sold or otherwise disposed of by the Sponsors. In connection with our IPO, we agreed to waive such transfer restrictions for all employees subject to the Management Stockholder’s Agreement that were not permitted to participate in that offering with respect to the number of shares of our common stock equal to the number of shares of common stock such employees could have required us to register in our IPO had we elected to grant them “piggyback rights.” Effective upon the consummation of our IPO, we amended the Management Stockholder’s Agreement so that shares acquired in the open market or through the directed share program will not be subject to such transfer restrictions.

In the event that a registration statement is filed with respect to our common stock in the future, the Management Stockholder’s Agreement prohibits management stockholders from selling shares not included in the registration statement from the time of receipt of notice until 90 days of the date of the registration statement.

Additionally, following the IPO of our common stock, certain members of senior management, including the executive officers (the “Senior Management Stockholders”) have limited “piggyback” registration rights with respect to their shares of common stock. The maximum number of shares of Common Stock which a Senior Management Stockholder may register is generally proportionate with the percentage of common stock being sold by the Sponsors (relative to their holdings thereof).

Sale Participation Agreement

The Sale Participation Agreement granted the Senior Management Stockholders the right to participate in any private direct or indirect sale of shares of common stock by the Sponsors (such right being referred to herein as the “Tag-Along Right”), and required all management stockholders to participate in any such private sale if so elected by the Sponsors in the event that the Sponsors are proposing to sell at least 50% of the outstanding common stock held by the Sponsors, whether directly or through their interests in Hercules Holding (such right being referred to herein as the “Drag-Along Right”). The number of shares of common stock which would be required to be sold by a management stockholder pursuant to the exercise of the Drag-Along Right would be the sum of the number of shares of common stock then owned by the management stockholder and his affiliates plus all shares of common stock the management stockholder is entitled to acquire under any unexercised Options (to the extent such Options are exercisable or would become exercisable as a result of the consummation of the proposed sale), multiplied by a fraction (x) the numerator of which shall be the aggregate number of shares of common stock proposed to be transferred by the Sponsors in the proposed sale and (y) the denominator of which shall be the total number of shares of common stock owned by the Sponsors entitled to participate in the proposed sale. Management stockholders were required to bear their pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any sale under the Sale Participation Agreement. The Sale Participation Agreement was terminated upon our IPO.

Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC

The Investors and certain other investment funds who agreed to co-invest with them through a vehicle jointly controlled by the Investors to provide equity financing for the Merger entered into a limited liability company operating agreement in respect of Hercules Holding (the “LLC Agreement”). The LLC Agreement was amended upon consummation of our IPO and many of its operative provisions were replaced by the Stockholders’ Agreement described below. A copy of the amended LLC agreement has been filed as Exhibit 10.32(a) to our registration statement on Form S-1 filed on March 9, 2011.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors.

Board Composition.    Under the Stockholders’ Agreement, until we cease to be a “controlled company” within the meaning of the New York Stock Exchange rules, each of the Sponsors have the right to nominate three directors to our Board of Directors and the Frist Entities have the right to nominate two directors to our Board of Directors. Once we cease to be a “controlled company,” (i) each Sponsor will continue to have the right to nominate three directors to our Board of Directors; however, once a Sponsor owns less than 10% of our outstanding shares of common stock, such Sponsor will only be entitled to nominate one director to our Board of Directors and a Sponsor will lose its right to nominate any directors to our Board of Directors once such Sponsor owns less than 3% of our outstanding shares of common stock; and (ii) the Frist Entities will continue to have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock.

Board Committees.    Under the Stockholders’ Agreement, until we cease to be a “controlled company” each of the Sponsors and the Frist Entities have the right to designate one member of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Once we cease to be a “controlled company,” the Board of Directors will determine the composition of each committee of the board of directors.

Investor Approvals.    Under the Stockholders’ Agreement, the following actions require the requisite approval of the Investors for so long as Hercules Holding and/or the Investors own at least 35% of our outstanding shares of common stock:

•	any merger, consolidation, recapitalization, liquidation, or sale of us or all or substantially all of our assets;
•	initiating any liquidation, dissolution or winding up or other bankruptcy proceeding involving us or any of our subsidiaries;
•

we or any of our subsidiaries entering into any business or operations other than those businesses and operations of a same or similar nature to those which are currently conducted by us or our subsidiaries.

For purposes of these approval rights, requisite approval means the approval of the Investors owning a majority of the shares of our common stock that are then owned by the Investors, including at all times for so long as there are at least two Sponsors that continue to own at least 20% of the shares of our common stock that are currently owned by such Sponsors, the approval of at least two Sponsors and at any time as there is only one Sponsor that continues to own at least 20% of the shares of our common stock currently owned by such Sponsor, the approval of such Sponsor. A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors entered into a registration rights agreement with HCA Inc. upon completion of the Merger. Pursuant to this agreement, the Investors can cause us to register shares of our common stock held by Hercules Holding under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. The Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. In connection with the Corporate Reorganization, Hercules Holding and the Investors entered into a registration rights agreement with HCA Holdings, Inc. that replaces and supersedes the agreement with HCA Inc. but whose terms are substantively the same. A copy of this agreement has been filed as Exhibit 4.21 to our registration statement on Form S-1 filed on March 9, 2011.

Sponsor Management Agreement

In connection with the Merger, we entered into a management agreement with affiliates of each of the Sponsors and certain members of the Frist family, including Thomas F. Frist, Jr., M.D., Thomas F. Frist III and William R. Frist, pursuant to which such entities or their affiliates provided management services to us. The agreement provided that the aggregate annual management fee, initially set at $15 million, increased annually beginning in 2008 at a rate equal to the percentage increase of Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year. The agreement also provided that we pay a 1% fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement, in the event of an IPO or under certain other circumstances. The agreement included customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates and the Frists. This agreement was terminated pursuant to its terms upon completion of our IPO, and the Sponsors and certain members of the Frist family were paid a final fee of $207 million, consisting of $26 million for services performed in connection with our IPO and $181 million for the remaining amount payable under this agreement. A copy of this agreement has been filed as Exhibit 10.24 to our registration statement on Form S-1 filed on March 9, 2011.

Other Relationships

Bank of America, N.A. (“Bank of America”) acts as administrative agent and is a lender under each of HCA Inc.’s senior secured cash flow credit facility and asset-based revolving credit facility. Affiliates of Bank of America indirectly owned approximately 16% of the shares of the Company prior to the Company’s repurchase of such shares in September 2011. We engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, in connection with certain amendments to HCA Inc.’s asset-based revolving credit facility and certain amendments to and the restatement of HCA Inc.’s cash flow credit facility in May 2011. Under that engagement, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated aggregate fees of approximately $3.967 million relating to those amendments. Merrill Lynch, Pierce, Fenner & Smith Incorporated, was also engaged in connection with the refinancing of HCA Inc.’s asset-based revolving credit facility in September 2011. Under that engagement, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated $2.5 million in arrangement fees.

Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as joint book-running manager and a representative of the initial purchasers of the 6.50% senior secured notes due 2020 that HCA Inc. issued on August 1, 2011 (the “outstanding August 2020 notes”) and the 7.50% senior notes due 2022 that HCA Inc. issued August 1, 2011 (the “outstanding August 2022 notes”). The proceeds of the issuance of the outstanding August 2020 notes and August 2022 notes were used to repay indebtedness, and Bank of America received its pro rata portion of such repayment. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated received fees of approximately $9.371 million in connection with the issuance of the outstanding August 2020 notes and August 2022 notes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, acted as a joint book-running manager for our IPO and as a broker for our directed share program and the plan administrator for our equity incentive plans. In 2011, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated fees of $25.670 million for their role as a joint book-running manager in connection with our IPO and fees of approximately $27,000 for acting as the plan administrator for our equity incentive plans. We did not pay a fee to Merrill Lynch, Pierce, Fenner & Smith Incorporated for acting as a broker for our directed share program.

On September 15, 2011, we entered into an agreement to purchase 80,771,143 shares of our common stock beneficially owned by affiliates of Bank of America Corporation at a purchase price of $18.61 per share, or an aggregate purchase price of approximately $1.5 billion (the “Share Repurchase”). The Share Repurchase was completed on September 21, 2011 and was financed using a combination of cash on hand and borrowings under available credit facilities.

Colleen S. Bracken serves as an attorney in HCA’s legal department, and in 2011, Ms. Bracken earned total compensation in respect of base salary and bonus of approximately $144,000 for her services. Ms. Bracken also received certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Bracken’s father-in-law, Richard M. Bracken, is Chairman and CEO of HCA.

Dustin A. Greene serves as the chief operating officer of an HCA-affiliated hospital, and in 2011, Mr. Greene earned total compensation in respect of base salary and bonus of approximately $172,000 for his services. Mr. Greene also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. Greene’s father-in-law, W. Paul Rutledge, is President-Central Group of HCA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2012 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 438,204,071 shares of our common stock, par value $0.01 per share, outstanding as of March 1, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs or exercise of options that will vest or become exercisable within 60 days of March 1, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent
Hercules Holding II, LLC	270,189,169	(1)	61.7%
Richard M. Bracken	3,877,990	(2)	*
John P. Connaughton		(1)	—
Jon M. Foster	245,397	(3)	*
Kenneth W. Freeman		(1)	—
Thomas F. Frist III		(1)	—
William R. Frist	405,714	(1)	—
Christopher R. Gordon		(1)	—
Charles J. Hall	1,075,552	(4)	*
Samuel N. Hazen	1,551,090	(5)	*
R. Milton Johnson	2,561,514	(6)	*
Jay O. Light	9,167	(7)	*
Michael W. Michelson		(1)	—
James C. Momtazee		(1)	—
Geoffrey G. Meyers	14,167	(8)	*
Stephen G. Pagliuca		(1)	—
Wayne J. Riley		—	—
All directors and executive officers as a group (31 persons)	16,102,244	(9)	3.6%

*	Less than one percent.

(1)	Hercules Holding holds 270,189,169 shares, or approximately 61.7%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital and KKR, and affiliates of our founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. Connaughton, Gordon and Pagliuca are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 89,502,367 shares, or 20.4%, of our outstanding common stock through their interests in Hercules Holding. Messrs. Michelson, Momtazee and Freeman are affiliated with KKR, which indirectly holds 89,502,363 shares, or 20.4%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold an additional 77,950,963 shares, or 17.8%, of our outstanding common stock through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199; c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025; and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 3,221,537 shares issuable upon exercise of options.

(3)	Includes 205,608 shares issuable upon exercise of options.

(4)	Includes 1,009,902 shares issuable upon exercise of options.

(5)	Includes 1,303,129 shares issuable upon exercise of options.

(6)	Includes 2,310,497 shares issuable upon exercise of options.

(7)	Includes 4,167 restricted share units issuable upon vesting.

(8)	Includes 4,167 restricted share units issuable upon vesting.

(9)	Includes 12,880,449 shares issuable upon exercise of options and 8,334 restricted share units issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2011.

Geoffrey G. Meyers, Chair

Jay O. Light

Wayne J. Riley, M.D.

March 16, 2012

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 16, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1	Election of Directors Nominees
01	Richard M. Bracken	02 R. Milton Johnson		03 John P. Connaughton 04 Kenneth W. Freeman 05 Thomas F. Frist III
06	William R. Frist	07 Christopher R. Gordon		08 Jay O. Light 09 Geoffrey G. Meyers 10 Michael W. Michelson
11	James C. Momtazee	12 Stephen G. Pagliuca		13 Wayne J. Riley, M.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012							☐	☐	☐
3	Advisory vote to approve named executive officer compensation							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain
4	Advisory vote to approve the frequency of future advisory votes to approve named executive officer compensation						☐	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or adjournment of the meeting.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2011 Annual Report is/are available at www.proxyvote.com.

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HCA HOLDINGS, INC. Annual Meeting of Stockholders April 26, 2012 2:00 PM, CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert A. Waterman and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 26, 2012, at One Park Plaza, Nashville, Tennessee 37203, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side